Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS Announces Impairment Charge
to Write Off Goodwill and Intangible Assets
FREMONT, Calif., January 9, 2006 — ESS Technology (Nasdaq: ESST), a leading supplier of silicon solutions for digital audio, digital video and imaging consumer electronics, following its annual financial impairment review, today announced that the Company will incur a non-cash, impairment charge of approximately $43.0 million, or $1.08 per diluted share, in the fourth quarter of 2005 to write off goodwill and intangible assets. The amount of this charge is a preliminary estimate based on management assumptions and a valuation conducted by an independent third party and remains subject to further analysis.
     In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” ESS is required, at least on an annual basis, to assess potential impairment by evaluating whether the carrying value of its assets exceed their fair market values. The recent decline in ESS’s stock price led to a revised fair market valuation and a second step analysis was conducted by an independent third party to determine the amount of the impairment loss. That analysis has been completed and indicates the value of the goodwill on our balance sheet should be written off. This goodwill came from the acquisitions of Pictos Technologies, Inc., which was completed on June 9, 2003, and Divio, Inc., which was completed on August 15, 2003. Additionally, the company’s preliminary review of other assets in accordance with SFAS

No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” indicates that the remaining $1.0 million of other intangible assets associated with the acquisition of Divio, Inc. should be written off. The Company does not expect this charge to result in any changes to the way it conducts its business or to result in future cash expenditures.
     Accordingly, this charge will negatively impact fourth quarter results by an estimated $1.08 per diluted share.
     ESS Technology will report its fourth quarter 2005 results and hold a conference call to discuss these results after the market close on Wednesday, February 1, 2006. To access the listen-only live webcast of the conference call, go to http://www.esstech.com or http://www.prnewswire.com/ (Search: ESST) approximately 10 minutes before the scheduled start time. No password is necessary. A replay of the webcast will be available at http://www.esstech.com or by telephone at (800) 642-1687 (U.S./Canada) / (706) 645-9291 (International), Reservation # 4113958, beginning at 6:00 p.m. Pacific Time, February 1, 2006.
About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video processor and imaging sensor semiconductors for the consumer digital entertainment, digital photography, camera phone and digital home markets. ESS products include highly integrated chips for DVD players, DVD recorders, VCD players, digital media players, digital audio systems, and camera-enabled cellular phones.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.
     The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of the impairment charges to the Company’s financial conditions, competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, continued growth in demand for consumer electronics products, the timely availability and acceptance of ESS’ products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Examples of forward-looking statements include statements regarding ESS’ future financial results, specifically statements regarding the Company’s financial results for the fourth quarter of 2005, the potential impact of the impairment charges to its business and future cash expenditures, operating results, business strategies, projected costs, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “will”, “expect”, “anticipate”, “believe”, “continue”, “plan”, “should”, other comparable terminology or the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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